Exhibit 99.1

Contact Information:
Angela Tandy                                    Jayna Ontko
Director, Corporate Communications              The Merritt Group
Visual Networks, Inc                            703-556-6823
301-296-2741                                    ontko@merrittgrp.com
atandy@visualnetworks.com

          VISUAL NETWORKS NAMES FORMER ADC TELECOMMUNICATIONS EXECUTIVE
                      LAWRENCE BARKER AS PRESIDENT AND CEO

  Barker brings 30 years of industry experience and success in growing revenue and leading business operations

ROCKVILLE, MD, April 29, 2003 --Visual Networks(R) (NASDAQ: VNWK), the leader in IP performance management, today announced that Lawrence Barker will join the company as its president and chief executive officer.

Barker brings a 30-year track record of success in the technology market, spending the last 25 years exclusively in the communications industry. His experience spans companies in all stages of development where his decisive, focused management style has helped organizations improve revenue and profitability, navigate through changing market environments and position themselves for long-term success.

"Larry has an exceptional reputation of accelerating growth in technology businesses and building organizations that distinguish themselves in tough competitive environments," said Scott Stouffer, chairman of the board. "His proven leadership skills, financial background and experience in managing all aspects of strategy, business and operations will be a great asset as Visual Networks drives to the next phase of its growth."

Most recently Barker served as president of the Software Systems Business Unit at ADC Telecommunications, where he oversaw billing, customer care and network surveillance software solutions delivered to the global communications market. In this role, he was responsible for an organization of over 1,300 employees with principal offices in the US, UK, Canada, Ireland and Australia. Prior to this role, Barker served as President of Saville Systems until ADC acquired the company in 1999.

Barker also served, as the president and CEO of Computer Sciences Corporation's Intelicom Division, were he grew company revenue from $82 million to $115 million and expanded global operations to include the Far East and Mexico.

"I'm truly excited to lead Visual Networks in the next chapter of what has been an extraordinary ten years," stated Barker. "The demonstrated value of Visual Networks' solutions can be seen in its blue-chip customer base and powerful channel partnerships. I admire the company's accomplishments and look forward to working with this impressive management team on expanding our market position."

Peter Minihane, who stepped back in to manage day-to-day operations of the company in August of 2002, as interim president and chief executive officer, will remain on the board of directors and will assist with the transition, remaining involved in operations until a permanent CFO is named.

"On behalf of the board of directors, I'd like to express our gratitude to Peter for his contribution and leadership during this interim period," stated Stouffer. "In his role, he's been instrumental in strengthening the executive management team, building the infrastructure to attack new markets and embarking on developing a long-term strategy that will support growth well into the future."

In conjunction with this announcement, Visual Networks will host a teleconference this morning at 9:00 a.m.

(ET). The call can be accessed live over the Internet at http://www.firstcallevents.com/service/ajwz380989425gf12.html or by dialing 617-786-2901, confirmation code 319884. A replay of the call will be available over the Internet through the same web site or by dialing 617-801-6888, confirmation code 89638441. The phone number for the replay will be active for 24 hours after the call.

About Visual Networks

Visual Networks has the broadest suite of proven performance management solutions for public and private communications networks and services. Visual Networks' products increase network reliability, decrease network complexity and reduce operating costs across traditional wide area networking and new IP-based services. To find out how the world's leading service providers and enterprises are using Visual Networks' award-winning products, visit www.visualnetworks.com or call 1-800-240-4010 for sales information.

                                       ###